EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                                           Fiscal Year Ended
                                                                  -----------------------------------
                                                                  March 30,      March 31,    April 2,
                                                                    1997           1996         1995
                                                                  -----------------------------------

Primary:

Weighted average shares outstanding                                 78,454        77,026       69,684

Net effect of dilutive stock options                                  --           4,871        5,081

                                                                  --------      --------      -------
Total                                                               78,454        81,897       74,765
                                                                  ========      ========      =======

Income (loss) before extraordinary item                           $(42,272)     $118,249      $78,302
                                                                  ========      ========      =======
Net income (loss)                                                 $(42,272)     $120,170      $78,302
                                                                  ========      ========      =======

Primary earnings per share:
  Income (loss) before extraordinary item                           $(0.54)        $1.44        $1.05
                                                                  ========      ========      =======
  Net income (loss)                                                 $(0.54)        $1.47        $1.05
                                                                  ========      ========      =======

Fully diluted:

Weighted average shares outstanding                                 78,454        77,026       69,684

Net effect of dilutive stock options                                  --           4,871        5,742

Assumed conversion of convertible subordinated notes                  --           5,856          --

                                                                  --------      --------      -------
Total                                                               78,454        87,753       75,426
                                                                  ========      ========      =======

Income (loss) before extraordinary item                           $(42,272)     $118,249      $78,302
Net income (loss)                                                 $(42,272)     $120,170      $78,302
Add:
Convertible subordinated notes interest and related expenses,
   net of taxes (if dilutive)                                                      6,596
                                                                  --------      --------      -------
Adjusted net income (loss)                                        $(42,272)     $126,766      $78,302
                                                                  ========      ========      =======

Fully diluted earnings per share:
 Income (loss)  before extraordinary item                         $  (0.54)     $   1.42      $  1.04
                                                                  ========      ========      =======
 Net income (loss)                                                $  (0.54)     $   1.44      $  1.04
                                                                  ========      ========      =======